PAMECO
                            CORP
CONTACT:

Theodore R. Kallgren, CFO      Van Negris / Philip J. Denning
Pameco Corporation             Kehoe, White, Van Negris & Company, Inc.
(770) 798-0600                 (212) 396-0606

FOR IMMEDIATE RELEASE
---------------------

          PAMECO CONTINUES TO MAKE PROGRESS ON NEW MIS SYSTEM
NORCROSS, GA   APRIL 27, 1999   Pameco Corporation (NYSE: PCN) today
said that it continues to make incremental progress towards resolving previously announced issues associated with the implementation of the Company's new enterprise-wide management information system. The progress is being achieved with the assistance of CD Group, Inc, which has successfully implemented over 65 similar systems for companies nationwide.

Pameco is scheduled to file its 10-K annual report for the year ended February 28, 1999 at the end of May. As such, the Company is entering a 30-day "quiet period" and will therefore not issue a May 15th bi-weekly update. The Company has been issuing such updates since
February 23, 1999.

To insure strict compliance with the disclosure policy during the "quiet period", neither the Company nor any officer or director of the Company will comment on the status of operations outside the content of its previously issued press releases until after the final audited results for the fiscal year are published and filed with the SEC in a Form 10-K report.

Pameco Corporation has established a leading position in the consolidating distribution segment of the climate control industry, building a centralized national distribution network. Pameco's products include a complete range of heating, air conditioning and refrigeration ("HVAC/R") equipment, parts and supplies for the light commercial and residential HVAC markets and commercial refrigeration market. The products sold by Pameco are used principally for the repair and replacement of existing HVAC/R and for new construction. The Company has 353 branches and 6 distribution centers in 47 states and in 95 of the top 100 population centers in the United States.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements and other information contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties including, without limitation, the Company's plans for future business development activities, product mix, margin enhancements, the timely review of the Company's MIS and the successful implementation of the MIS and any additional enterprise wide software required to enhance the functionality thereof, eventual improvements to the Company's logistics and delivery system through the MIS, the Company's ability to operate acquired companies in a profitable manner, and other risks and uncertainties described in the Company's reports and filings with the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The projections contained herein speak only to the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.


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